SCHEDULE 14C

(RULE 14C-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. _______)

Check the appropriate box:

[ ]	Preliminary information statement	[ ]	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d) (2)).
     X           Definitive information statement

Optimum Fund Trust

(Name of Registrant as Specified in Its Charter)

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X           No fee required

[  ]           Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)           Title of each class of securities to which transaction applies:

(2)           Aggregate number of securities to which transaction applies:

(3)           Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)           Proposed maximum aggregate value of transaction:

(5)           Total fee paid:

[  ]           Fee paid previously with preliminary materials.

[  ]           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)           Amount previously paid:

(2)           Form, schedule or registration statement no.:

(3)           Filing party:

(4)           Date filed:

OPTIMUM FUND TRUST

OPTIMUM SMALL-MID CAP GROWTH FUND

2005 Market Street
Philadelphia, PA 19103-7094

INFORMATION STATEMENT

This Information Statement is being furnished on behalf of the Board of Trustees (“Trustees” or “Board”) of the Optimum Fund Trust (the “Trust”) to inform shareholders of the Optimum Small-Mid Cap Growth Fund (the “Fund”) about a recent change related to the Fund’s sub-advisory arrangements.  The change was approved by the Board of the Trust on the recommendation of the Fund’s investment manager, Delaware Management Company (the “Manager”), without shareholder approval as is permitted by an order of the U.S. Securities and Exchange Commission (“SEC”).  WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

This Information Statement is being mailed on or about June 23, 2010 to shareholders of record of the Fund as of June 14, 2010.

INTRODUCTION

The Manager is the investment manager to each series of the Trust, including the Fund.  The Manager employs a “manager of managers” arrangement in managing the assets of the Trust.  This permits the Manager, subject to approval by the Board, to hire, terminate, or replace sub-advisers unaffiliated with the Trust or the Manager (“unaffiliated sub-advisers”), and to modify material terms and conditions of sub-advisory agreements with unaffiliated sub-advisers, without shareholder approval.  Section 15(a) of the Investment Company Act of 1940 (the “1940 Act”) generally requires that the shareholders of a mutual fund approve an agreement pursuant to which a person serves as investment adviser or sub-adviser of the fund.  In order to use the “manager of managers” authority discussed above, the Manager, the Trust, and certain Delaware Investments affiliates requested and received an exemptive order from the SEC on November 7, 2006 (the “SEC Order”).  The SEC Order exempts the Manager, the Trust and other Delaware Investments affiliates from certain of the shareholder approval requirements of Section 15(a) of the 1940 Act and allows the Trust’s Board, subject to certain conditions, to appoint new, unaffiliated sub-advisers and approve new sub-advisory agreements on behalf of the Trust without shareholder approval.  The Manager has ultimate responsibility (subject to oversight by the Board) to supervise the sub-advisers and recommend the hiring, termination, and replacement of the sub-advisers to the Board.

Consistent with the terms of the SEC Order, the Board, including a majority of the Trustees who are not “interested persons” of the Trust or of the Manager (the “Independent Trustees”), at a Board meeting held on March 18, 2010 (the “Meeting”), approved a new sub-advisory agreement (the “Sub-advisory Agreement”) between the Manager and Columbia Wanger Asset Management, L.P. (“CWAM”), under which CWAM would continue to serve as a sub-adviser to the Fund after the Transaction (as defined below).

The Trust and the Manager have agreed to comply with certain conditions when acting in reliance on the relief granted in the SEC Order.  These conditions require, among other things, that within ninety (90) days of hiring a new sub-adviser, the affected fund will notify the shareholders of the fund of the changes.  This Information Statement provides such notice of the changes and presents details regarding CWAM and the Sub-advisory Agreement.

THE INVESTMENT MANAGER

The Manager is located at 2005 Market Street, Philadelphia, Pennsylvania 19103-7094, and is a series of Delaware Management Business Trust, which is an indirect subsidiary of Delaware Management Holdings, Inc. (“DMH”), which in turn is an indirect subsidiary, and subject to the ultimate control, of Macquarie Group Limited (“Macquarie”).  The Manager is registered as an investment adviser with the SEC under the Investment Advisers Act of 1940 (the “Advisers Act”).

The Manager provides investment advisory services to the Fund pursuant to the Investment Management Agreement dated January 4, 2010 between the Trust and the Manager (the “Management Agreement”).  The Trust employs the Manager to generally manage the investment and reinvestment of the assets of the Fund.  In so doing, the Manager may hire one or more sub-advisers to carry out the investment program of the Fund, subject to the approval of the Board.  The Manager continuously reviews and supervises the investment program of the Fund.  The Manager furnishes periodic reports to the Board regarding the investment program and performance of the Fund.  The Manager has hired LPL Financial Corporation (“LPL”), a registered broker/dealer and investment adviser, as a consultant to assist with this process.

Pursuant to the Management Agreement, the Manager has full discretion and responsibility, subject to the overall supervision of the Trust’s Board, to select and contract with one or more investment sub-advisers, to manage the investment operations and composition of the Fund, and to render investment advice for the Fund, including the purchase, retention, and dispositions of investments, securities and cash contained in the Fund.  The Management Agreement obligates the Manager to implement decisions with respect to the allocation or reallocation of the Fund’s assets among one or more current or additional sub-advisers, and to monitor the sub-advisers’ compliance with the Fund’s investment objective, policies and restrictions.  Under the Management Agreement, the Trust will bear the expenses of conducting its business.  In addition, the Manager pays the salaries of all officers and Trustees of the Trust who are officers, directors or employees of the Manager or its affiliates.

For these services, the Fund pays the Manager a fee calculated at an annual rate of 1.10% on average daily net assets.  The Manager has agreed to waive a portion of its fees and/or to reimburse expenses of the Fund to the extent that the Fund’s expenses (excluding any 12b-1 plan expenses, taxes, interest, inverse floater program expenses, brokerage fees, certain insurance costs, and non-routine expenses or costs, including, but not limited to, those relating to reorganizations, litigation, conducting shareholder meetings, and liquidations) exceed certain levels.  After giving effect to the fee waiver and expense reimbursements, the Manager received advisory fees of $1,551,113 from the Fund for the fiscal year ended March 31, 2010.

The key executives and each trustee of the Manager and their principal occupations are: Patrick P. Coyne, Trustee and President; See Yeng Quek, Trustee and Executive Vice President/Managing Director/Chief Investment Officer, Fixed Income; David P. O’Connor, Trustee and Senior Vice President/Strategic Investment Relationships and Initiatives/General Counsel; Michael J. Hogan, Executive Vice President/Head of Equity Investments; and Philip N. Russo, Executive Vice President/Chief Administrative Officer.  The address of each person listed is 2005 Market Street, Philadelphia, Pennsylvania 19103-7094.

THE SUB-ADVISER

CWAM is located at 227 West Monroe Street, Suite 3000, Chicago, IL 60606.  CWAM was originally founded in 1992 and is registered as an investment adviser under the Advisers Act. CWAM is a subsidiary of Ameriprise Financial, Inc. (“Ameriprise Financial”).  The Sub-advisory Agreement between CWAM and the Manager is dated May 1, 2010.

CWAM was approved by the Board to serve as a sub-adviser to the Fund at the Meeting.  CWAM is not affiliated with the Manager, and CWAM discharges its responsibilities subject to the oversight and supervision of the Manager.  CWAM is compensated out of the fees that the Manager receives from the Fund.  There will be no increase in the advisory fees paid by the Fund to the Manager as a consequence of retaining CWAM and the implementation of the Sub-advisory Agreement.  The fees paid by the Manager to CWAM depend upon the fee rates negotiated by the Manager and on the percentage of the Fund’s assets allocated to CWAM by the Manager.  In accordance with procedures adopted by the Board, CWAM may effect Fund portfolio transactions through an affiliated broker-dealer and the affiliated broker-dealer may receive brokerage commissions in connection therewith as permitted by applicable law.

CWAM serves as an investment adviser to the registered investment companies listed below, which each have an investment objective similar to the Fund’s investment objective:

Fund	Assets as of May 31, 2010	Annual Advisory Fee Rate (as a percentage of average daily net assets)
Columbia Acorn USA	$1,500,997,000	0.87%*
Wanger USA	$1,346,319,000	0.86%**
* Under the terms of the advisory agreement for this fund, CWAM is paid based on the following breakpoint schedule: 0.94% for average daily net assets up to $200 million; 0.89% of average daily net assets of $200 million to $500 million; 0.84% of average daily net assets of $500 million to $2 billion; 0.80% of average daily net assets of $2 billion to $3 billion; and 0.70% of average daily net assets of $3 billion and over.
**Under the terms of the advisory agreement for this fund, CWAM is paid based on the following breakpoint schedule: 0.94% for average daily net assets up to $100 million; 0.89% of average daily net assets of $100 million to $250 million; 0.84% of average daily net assets of $250 million to $2 billion; 0.80% of average daily net assets of $2 billion and over.

The names and principal occupations of the principal executive officers of CWAM and the CWAM portfolio manager primarily responsible for this Fund are listed below. The address of each principal executive officer listed below, as it relates to the person’s position with CWAM, is 227 West Monroe Street, Suite 3000, Chicago, IL 60606:

Name	Position
Chuck McQuaid	President and Chief Investment Officer
Bruce Lauer, Sr.	Senior Vice President and Chief Operating Officer
Joseph LaPalm	Chief Compliance Officer
Michael A. Jones	Director
Robert A. Mohn	Fund Portfolio Manager

THE TRANSACTION

On April 30, 2010, Ameriprise Financial acquired a portion of the asset management business of Columbia Management Group, LLC (the “Transaction”) from Bank of America, N.A. This Transaction included Ameriprise Financial’s purchase of CWAM. There was no change to the portfolio management team or investment strategy in connection with CWAM’s portion of the Fund as a result of the closing of the Transaction. In addition, CWAM has converted from a limited partnership to a limited liability company and is now known as Columbia Wanger Asset Management, LLC. The Transaction constituted a “change of control” of CWAM under applicable provisions of the 1940 Act.  The 1940 Act provides that a “change of control” of a fund’s adviser or sub-adviser results in an “assignment,” and a consequent automatic termination, of an investment advisory agreement between a fund and its adviser or sub-adviser, as the case may be.  Accordingly, as a result of the Transaction, the prior sub-advisory agreement dated January 4, 2010 between the Manager and CWAM, as the Fund’s sub-adviser, terminated on April 30, 2010.  In anticipation of the Transaction and consequent automatic termination of the prior sub-advisory agreement with CWAM, the Board, at its Meeting, approved the Sub-advisory Agreement with CWAM as detailed below.

THE SUB-ADVISORY AGREEMENT

The Sub-advisory Agreement was approved by the Board at the Meeting, which was called for the purpose of approving the Sub-advisory Agreement for an initial term of two years.  Thereafter, continuance of the Sub-advisory Agreement will require the annual approval of the Board, including a majority of the Independent Trustees.  The Sub-advisory Agreement provides that it will terminate automatically in the event of its assignment, except as otherwise provided by applicable law or the SEC Order. The terms of the Sub-advisory Agreement are substantially similar to the terms of the prior sub-advisory agreement between the Manager and CWAM.

The Sub-advisory Agreement provides that CWAM, among other duties, will make all investment decisions for its allocated portion of the Fund’s investment portfolio.  CWAM, subject to the supervision of the Board and the Manager, will conduct an ongoing program of investment, evaluation, and, if appropriate, sale and reinvestment of its allocated portion of the Fund’s assets.  CWAM also will perform certain other administrative and compliance-related functions in connection with the management of its allocated portion of the Fund’s investment portfolio. Additionally, the new Sub-advisory Agreement clarifies each party’s responsibilities concerning compliance reporting and regulations, as well as assisting in the updating of the Fund’s prospectuses and statement of additional information.

The Sub-advisory Agreement provides for CWAM to be compensated based on the average daily net assets of the Fund allocated to CWAM.  CWAM is compensated from the fees that the Manager receives from the Fund.  CWAM generally will pay all expenses it incurs in connection with its activities under the Sub-advisory Agreement, other than the costs of the Fund’s portfolio securities and other investments.

The Sub-advisory Agreement may be terminated without the payment of any penalty, by: (i) the Manager or the Trust at any time on five (5) business days’ written notice to CWAM, or (ii) CWAM, on sixty (60) days’ written notice to the Manager and the Trust.

THE MANAGER’S RECOMMENDATION AND
THE BOARD OF TRUSTEES’ CONSIDERATIONS

The Manager recommended the approval of the Sub-advisory Agreement among the Trust, the Manager and CWAM.  Because CWAM was an existing sub-adviser to the Fund, the Board took into account information furnished and discussed throughout the year at quarterly Board meetings when discussing the Sub-advisory Agreement, as well as information furnished specifically for the contract approval considerations being conducted at the Meeting. Information furnished at Board meetings throughout the year included: an analysis by the Manager (with the assistance of LPL) of the investment performance of CWAM and the sleeve of the Fund it sub-advised; a report prepared by Lipper Inc. (“Lipper”) comparing the Fund’s investment performance and expenses with certain other mutual funds deemed comparable (“Lipper Report”); and compliance reports and related certifications furnished by CWAM and the Manager. Material furnished specifically in connection with the review of the Sub-advisory Agreement included:  a memorandum from Manager reviewing the Sub-advisory Agreement and the various services proposed to be rendered by CWAM; research and analysis concerning Manager’s proposal of CWAM; a description of CWAM’s proposed sub-advisory fees under the Sub-advisory Agreement; information concerning CWAM’s organizational structure and the experience of its investment management personnel; a “due diligence” report describing various material items in relation to CWAM’s personnel, organization and policies; copies of CWAM’s compliance policies and procedures and its Code of Ethics; and a copy of the Sub-advisory Agreement; and materials specifically discussing the Transaction.

In considering such information and materials, the Independent Trustees received assistance from and met separately with independent counsel.  The materials prepared by Fund management specifically in connection with the approval of the Sub-advisory Agreement were sent to the Independent Trustees in advance of the Meeting. While attention was given to all information furnished, the following discusses under separate headings the primary factors taken into account by the Board in its consideration of the Sub-advisory Agreement.

Nature, Extent and Quality of Services. In considering the nature, extent and quality of the services to be provided by CWAM, the Board specifically considered that the Sub-advisory Agreement contains substantially similar provisions to those in the prior CWAM sub-advisory agreement for the Fund. The Board reviewed materials provided by CWAM regarding its experience and the qualifications of its personnel, and placed weight on CWAM’s representation that there were no planned changes with respect to CWAM’s personnel responsible for security selection and portfolio management of the portion of the Fund managed by CWAM after the completion of the Transaction. The quality of the services of CWAM was considered primarily in respect to the investment performance of its sleeve of the Fund. The Board was also satisfied with the adherence by CWAM with the investment policies and restrictions of the Fund, as well as their adherence to various compliance and other procedures based on personal presentations made by representatives of CWAM and Manager reports of its discussions with CWAM, as well as certificates and materials furnished at Board meetings and in connection with the approval of the Sub-advisory Agreement. Based upon these considerations, the Board determined that the nature, extent and quality of the services to be provided by CWAM under the Sub-advisory Agreement was satisfactory.

Investment Performance. The Board placed significant emphasis on CWAM’s prior investment performance on its sleeve of the Fund. While consideration was given to performance reports and discussions throughout the year (including the Lipper Report described above), particular attention in assessing performance was given to CWAM’s performance on its portion of the Fund to date relative to the Fund’s peers and benchmark. The Board was satisfied with such performance. In addition, the Board placed weight on CWAM’s representation that there are no planned changes with respect to the CWAM personnel currently responsible for security selection and portfolio management of its portion of the Fund after the completion of the Transaction. The Board believed such information and analysis evidenced the benefits to the Fund and high quality of portfolio management services expected to be provided by CWAM under the Sub-advisory Agreement.

Sub-advisory Fee; Profitability; and Economies of Scale.  The Board was provided with a description of fees to be charged by CWAM under the Sub-advisory Agreement which showed them to be identical to the sub-advisory fees from the prior CWAM sub-advisory agreement for the Fund. The Board also was provided with information showing that CWAM’s fees were competitive with those charged by CWAM to other comparable investment companies or accounts. The Board was informed that CWAM may receive certain fall-out benefits in connection with their relationship with the Fund, such as soft-dollar arrangements. The Board also noted that the management fee paid by the Funds to the Manager would stay the same at current asset levels, and that the Manager’s profitability would remain the same following the transition to CWAM at current asset levels. The Board had previously been provided with profitability from CWAM on its portion of the Fund. The Fund had approximately $225 million in net assets at February 28, 2010. The Trustees believed at such asset levels and taking into account the nature of the Fund and extent to which certain of its expenses are borne by the Manager, that no meaningful economies of scale existed.  Based upon such facts, the Board believed that the fees to be charged by CWAM under the Sub-advisory Agreement was fair and reasonable in relation to the services being provided.

GENERAL INFORMATION

Distributor
The Fund’s distributor, Delaware Distributors, L.P. (“Distributor”), located at 2005 Market Street, Philadelphia, PA 19103-7094, serves as the national distributor of the Trust’s shares under a Distribution Agreement dated January 4, 2010.  The Distributor is an affiliate of the Manager and bears all of the costs of promotion and distribution, except for payments by the Class A, Class B and Class C shares under their respective Rule 12b-1 Plans.  The Distributor is an indirect subsidiary of DMH, and, therefore, of Macquarie.  The Distributor has agreed to use its best efforts to sell shares of the Fund. Shares of the Fund are offered on a continuous basis by the Distributor and may be purchased through authorized investment dealers. The Board annually reviews fees paid to the Distributor.

Transfer Agent, Administrator and Fund Accountant
Delaware Service Company, Inc. (“DSC”), located at 2005 Market Street, Philadelphia, PA 19103-7094, serves as the Trust’s shareholder servicing, dividend disbursing and transfer agent.  DSC provides fund accounting and financial administration oversight services to the Fund.  Those services include overseeing the Fund’s pricing process, the calculation and payment of Fund expenses, and financial reporting in shareholder reports, registration statements, and other regulatory filings.  Additionally, DSC manages the process for the payment of dividends and distributions and the dissemination of Fund net asset values and performance data.  DSC is an affiliate of the Manager, and is an indirect subsidiary of DMH and, therefore, of Macquarie.

The Bank of New York Mellon, One Wall Street, New York, NY 10286, provides fund accounting and financial administration services to the Fund.  Those services include performing functions related to calculating the Fund’s net asset value and providing financial reporting information, regulatory compliance testing and other related accounting services.

Payments to Affiliated Brokers
The Fund made payments in the amount of $255 to affiliated brokers for the fiscal year ended March 31, 2010.

Record of Beneficial Ownership
As of June 14, 2010, the Fund believes that there were no accounts holding 5% or more of the outstanding shares of any Class of the Fund.  As of June 14, 2010, the Fund’s officers and Trustees owned less than 1% of the outstanding shares of each Class of the Fund.

Householding
Only one copy of this Information Statement may be mailed to households, even if more than one person in a household is a Fund shareholder of record; unless the Trust has received instructions to the contrary.  If you need additional copies of this Information Statement, please contact your participating securities dealer or other financial intermediary.  If you do not want the mailing of an Information Statement to be combined with those for other members of your household in the future, or if you are receiving multiple copies and would rather receive just one copy for the household, please contact your participating securities dealer or other financial intermediary.

Financial Information
Shareholders can obtain a copy of the Trust’s most recent Annual Report and any Semi-Annual Report following the Annual Report, without charge, by contacting their participating securities dealer or other financial intermediary, or if a shareholder owns Trust shares directly through the Trust's service agent, by calling toll free at 800-914-0278.